Exhibit 99.1

For: TECHNOLOGY RESEARCH CORPORATION	Contact: Robert D. Woltil
5250 140th Avenue North	Interim Chief Financial Officer
Clearwater, Florida 33760	Tel: (727) 812-0659
Owen Farren, President and CEO	Fax: (727) 535-9691
Web Page: www.trci.net

TECHNOLOGY RESEARCH CORPORATION REPORTS FIRST QUARTER FINANCIAL RESULTS

CLEARWATER, FLORIDA, August 6, 2010 – Technology Research Corporation (“TRC”), (NASDAQ-TRCI), today announced revenue and earnings for its first fiscal quarter ended June 30, 2010.

Revenue was $10.4 million for the fiscal quarter ended June 30, 2010, an increase of $0.7 million from revenue of $9.7 million for the fiscal quarter ended June 30, 2009. Net income for the first fiscal quarter ended June 30, 2010 was $0.6 million or $0.08 per diluted common share compared with net income of $1.2 million or $0.20 per diluted common share for the fiscal quarter ended June 30, 2009. Operating cash flow, which we define as earnings before interest, taxes, depreciation and amortization (EBITDA), was $1.8 million for the current quarter, as compared to $2.0 million in the first fiscal quarter of last year.

Orders for the first fiscal quarter were $9.1 million, an increase of $3.1 million from the same fiscal quarter last year. Military orders were $4.0 million, an increase of $1.5 million from the first fiscal quarter of the previous year and commercial orders were $5.1 million, an increase of $1.6 million from the first quarter of the prior year.

Net cash and cash equivalents were $8.5 million at June 30, 2010, an increase of $0.3 million from March 31, 2010. We continue to have no borrowings outstanding under our line of credit.

Owen Farren, President & CEO said, “The integration of Patco into TRC is going very well. Our strategy of leveraging the sales and marketing expertise of TRC to expand the realm of Patco’s battery and charger products is progressing better than we had anticipated.

Our first quarter last year was very profitable due to the timing of deliveries to our largest customer, and we generated operating cash flow of $2.0 million for that quarter. For the quarter just ended, our net income was impacted by the $0.6 million of amortization expense relating to intangible assets from the Patco acquisition, however, I am very pleased that our operating cash flow, including Patco’s contribution, totaled $1.8 million, almost matching last year’s performance.”

The first quarter dividend of $.02 per share was paid on July 15, 2010 to shareholders of record as of June 30, 2010.

TRC is a recognized leader in providing cost effective engineered solutions for applications involving power management and control, intelligent battery systems technology and electrical safety products based on our proven ground fault sensing and Fire Shield® technology. These products are designed, manufactured and distributed to the consumer, commercial and industrial markets worldwide. The Company also supplies power monitors and control equipment to the United States Military and its prime contractors. Information is available at www.trci.net.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue,” or the negative of such terms, or other comparable terminology. These statements are only predictions. Actual events as well as results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.

Non-GAAP Financial Measures

This report sometimes refers to financial measures that are not presented according to Generally Accepted Accounting Principles (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the Securities and Exchange Commission (SEC) regulations; those rules require the supplemental explanations and reconciliations that are in our Form 8-K (Quarterly Earnings Release) filed with the SEC.

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,
	2010	2009
Revenue:
Commercial	$4,331	3,365
Military	6,011	6,208
Royalty	90	126

Total revenue	10,432	9,699
Cost of sales	6,181	5,649

Gross profit	4,251	4,050

Operating expenses:
Selling and marketing	672	672
General and administrative	1,805	1,004
Research and development	933	673

Total operating expenses	3,410	2,349

Income from operations	841	1,701

Other income, net	1	3

Income before income taxes	842	1,704
Income tax expense	251	489

Net income	$591	1,215

Earnings per share – basic	$0.09	0.20

Earnings per share – diluted	$0.08	0.20

Shares outstanding – basic	6,604,622	5,890,828

Shares outstanding – diluted	6,887,621	5,915,579

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

ASSETS	June 30, 2010	March 31, 2010
Current assets:
Cash and cash equivalents	$8,468	8,216
Trade and other accounts receivable, net of allowance for doubtful accounts of $43 at June 30, 2010 and $38 at March 31, 2010	4,372	4,400
Income taxes receivable	—	29
Inventories	7,603	7,315
Deferred income taxes	782	729
Prepaid expenses and other current assets	346	299

Total current assets	21,571	20,988

Property, plant and equipment, net of accumulated depreciation of $10,679 at June 30, 2010 and $10,532 at March 31, 2010	3,068	3,123
Intangible assets, net of accumulated amortization of $906 at June 30, 2010 and $238 at March 31, 2010	3,261	3,929
Goodwill	4,402	4,402
Other assets	34	33

Total assets	$32,336	32,475

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,271	1,423
Accrued expenses	1,098	1,720
Accrued dividends	135	134
Income taxes payable	244	—

Total current liabilities	2,748	3,277

Income taxes payable	375	303
Deferred income taxes	1,146	1,397
Patco earn-out	738	738

Total liabilities	5,007	5,715

Stockholders’ equity
Common stock $0.51 par value; 10,000,000 shares authorized, 6,632,627 shares issued and 6,606,842 shares outstanding, and 6,629,405 shares issued and 6,603,620 shares outstanding, respectively	3,380	3,379
Additional paid-in capital	12,681	12,570
Retained earnings	11,324	10,867
Common stock held in treasury, 25,785 shares at cost	(56)	(56)

Total stockholders’ equity	27,329	26,760

Total liabilities and stockholders’ equity	$32,336	32,475

TECHNOLOGY RESEARCH CORPORATION AND SUBSIDIARIES

Supplemental Information

Reconciliation of Operating Cash Flow to Income from Operations

(Unaudited)

(In thousands)

	Three Months Ended June 30,
	2010	2009
Income from Operations	$841	$1,701
Depreciation Expense	254	275
Amortization Expense	668	15

Operating Cash Flow	$1,763	$1,991